Exhibit 10.35

March 27, 2006

Hoffmann-La Roche Inc.

F. Hoffmann-La Roche Ltd

Mr. Dennis E. Burns

Hoffmann-La Roche Inc.

340 Kingsland Street

Nutley, New Jersey 07110

Re: Cross License Agreement with Bristol-Myers Squibb Company

Dear Mr. Burns:

This letter confirms our mutual understanding and agreement regarding that certain Cross License Agreement between Kosan Biosciences Incorporated (“Kosan”) and Bristol-Myers Squibb Company (“BMS”), effective as of March 24, 2006 (“BMS Agreement”) as follows. Capitalized terms used but not defined in this letter have the meanings given in that certain Collaborative Research, Development and Commercialization Agreement between Kosan and Roche dated as of September 19, 2002 (“Roche Agreement”). Notwithstanding the foregoing, as used herein Net Sales (with respect to Roche’s, its Affiliates’ or Sublicensees’, Net Sales under the BMS Agreement and Roche Agreement are identical), Licensed Product and Cancer Field shall have the meaning set forth in the BMS Agreement.

1.	Royalty Payments.

a.	Royalty Payments to BMS. As between Roche and Kosan:

(i)	Kosan shall be obligated to pay [*] of the royalty obligations due to BMS based on Roche’s, its Affiliates’ or Sublicensees’ Net Sales of Licensed Product in the Cancer Field; and

(ii)	Roche shall be obligated to pay [*] of the royalty obligations due to BMS based on Roche’s, its Affiliates’ or Sublicensees’ Net Sales of Licensed Product in the Cancer Field;

to the extent required to be paid pursuant to the BMS Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Mr. Dennis E. Burns

March 27, 2006

b.	Royalty Payments from BMS. As between Roche and Kosan:

(i)	Kosan shall receive a [*] share of the royalty payments due to Kosan based on BMS’, its Affiliates’ or Sublicensees’ Net Sales of Licensed Product in the Cancer Field; and

(ii)	Roche shall receive a [*] share of the royalty obligations due to Kosan based on BMS, its Affiliates’ or Sublicensees’ Net Sales of Licensed Product in the Cancer Field.

(iii)	Roche shall not receive any percentage of royalty payments made by BMS based on Net Sales of Licensed Products by BMS, its Affiliates or Sublicensees outside the Cancer Field.

c.	Payments to Sloan-Kettering Institute for Cancer Research (“SKI”). If any payments must be made to SKI as a result of the BMS Agreement, then Kosan shall be solely responsible for making any such payments out of its share. In no event shall any payments to SKI impact upon Roche’s right to receive its [*] share of the royalties paid by BMS to Kosan.

2.	Payment Process.

a.	Payments to BMS. The parties may agree to modify the final details of the payment process, however, it is currently the parties’ intent that for payment due to BMS based on Net Sales of Licensed Product by Roche, its Affiliates or Sublicensees in the Cancer Field, after receipt of Roche’s royalty report and royalty payment pursuant to the Roche Agreement, Kosan will transmit relevant information from Roche’s royalty report (pursuant to Section 4.4 of the BMS Agreement) to BMS together with payment of one hundred percent (100%) of the royalty owed to BMS under the BMS Agreement. Thereafter, Kosan will invoice Roche for Roche’s [*] share of the royalty payment to BMS. Within thirty (30) days after receipt of an invoice from Kosan, Roche shall be obligated to reimburse Kosan in Dollars for Roche’s [*] share of royalties paid to BMS.

b.	Payments from BMS. The parties may agree to modify the final details of the process for royalty payments paid by BMS, however, it is currently the parties’ intent that for all payments due to Kosan under the BMS Agreement, based on Net Sales of Licensed Product by BMS, its Affiliates or Sublicensees in the Cancer Field, Kosan will receive one hundred percent (100%) of the payments from BMS. Within thirty (30) days of receipt of such payment from BMS, Kosan will transmit to Roche the relevant information from the BMS royalty report together with [*] of the royalty payments paid by BMS based on Net Sales of Licensed Product by BMS, its Affiliates or Sublicensees in the Cancer Field.

3.	[*] Milestone. Section 4.5 of the Roche Agreement is hereby deleted and shall be replaced with the following:

a.	The BMS Agreement contemplates a settlement process to finally resolve U.S. Interference No. 105,298 (the “Interference”). Following final resolution of the Interference, regardless of the outcome, Roche will reimburse Kosan for Kosan’s Expenses associated with the Interference up to [*] U.S. Dollars [*] by paying Kosan a single, one-time, lump sum payment. Specifically, within thirty (30)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Mr. Dennis E. Burns

March 27, 2006

days of receipt of an invoice from Kosan, Roche shall reimburse Kosan in Dollars for its Expenses associated with the Interference. “Expenses” shall mean documented out of pocket costs actually paid by Kosan to third parties in connection with the Interference, including but not limited to outside counsel fees, USPTO fees, expert witness fees, fees associated with expert review of priority documents in the settlement process, and the like.

4.	General. In the event of any conflict, inconsistency or incongruity between any provision of this letter agreement and the Roche Agreement, this letter agreement shall govern and control. The signatories hereto represent that they have the requisite power and authority to enter into this letter agreement on behalf of the respective parties hereto. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

This letter is being provided in triplicate originals. If you are in agreement with the foregoing, please sign and date where indicated below and return one signed original to Margaret A. Horn of Kosan. The other two originals are for your corporate records.

Very truly yours,

/s/ Robert G. Johnson, Jr.
Robert G. Johnson, M.D., Ph.D.
Chief Executive Officer

Accepted and Agreed:

Hoffmann-La Roche Inc.

By:	/s/ Dennis E. Burns
Name:	Dennis E. Burns
Title:	Vice President, Global Head
of Business Development

F. Hoffmann-La Roche Ltd		F. Hoffmann-La Roche Ltd

By:	/s/ Robin Breckenridge	By:	/s/ Melanie Frey Wick
Name:	Dr. Robin Breckenridge	Name:	Melanie Frey Wick
Title:	Pharma Partnering	Title:	Authorized Signatory

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.